Exhibit 99.1

Press Release

May 20, 2015	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615
Rexnord Corporation Reports Fourth Quarter and Full Fiscal Year 2015 Results
Conference call scheduled for Wednesday, May 20, 2015 at 5:00 p.m. Eastern Time
MILWAUKEE, WI - May 20, 2015 NYSE:RXN
Fourth Quarter Highlights

•	Net sales were $519 million

•	Diluted earnings per share from continuing operations were $0.34

•	Adjusted earnings per share increased 8% year-over-year to $0.54

•	Completed Mill Products divestiture

•	Launched internal initiatives planned to deliver approximately $30 million of annualized savings by FY18
Fiscal 2015 Highlights

•	Net sales were $2.050 billion for fiscal year 2015

•	Adjusted EBITDA of $396 million, resulting in an adjusted EBITDA margin of 19%

•	Net income from continuing operations was $92 million

•	Diluted earnings per share from continuing operations was $0.88

•	Adjusted earnings per share increased 13% from the prior year to $1.52

•	Free cash flow increased 41% from the prior year to $203 million, or 128% of adjusted net income

Todd A. Adams, President and Chief Executive Officer, commented, “Our fourth quarter results were broadly in line with our expectations with the exception of some weather and project-related delays that impacted fourth quarter sales in our Water Management platform. Despite this, we were able to deliver record free cash flow of $203 million for the year, which represented 128% of adjusted net income. Our base case expectations heading into fiscal 2016 are for relatively challenging market conditions in our industrial end-markets and continued strength in our water related end-markets. We’ve positioned ourselves to continue to drive strong margins and improve upon our robust free cash flow with the implementation of an RBS-led, comprehensive supply chain optimization and footprint repositioning plan we’ve developed over the past year, which we believe should deliver approximately $30 million of annualized savings once fully implemented.”
“Our Process & Motion Control platform delivered results that were generally consistent with our expectations, although order rates weakened during the fourth quarter to reflect the widening impact of lower global energy prices, the stronger U.S. dollar, and more cautious customers. Despite these growing headwinds, our adjusted EBITDA margin exceeded 26% in the quarter and was 25% for the full year. Looking ahead, we will leverage the Rexnord Business System to further improve our competitiveness, cost structure, and strategic execution in the overall slower-growth market environment we expect in fiscal 2016.”
“In our Water Management platform, our results were constrained by roughly $12 million of delayed water infrastructure project shipments and the impact of the weather-delayed seasonal ramp in U.S. construction activity. Yet solid execution in the quarter preserved our ability to deliver a substantially higher adjusted EBITDA margin for the full year. Going forward, we expect margins to improve further in fiscal 2016 as we benefit from the anticipated continuing recovery in our non-residential construction markets and our ongoing investments in innovation and operational excellence.”
Fiscal 2016 Guidance
Adams continued, “Our initial fiscal 2016 guidance incorporates a more cautious outlook for market growth, a higher expected tax rate, and the up-front investments necessary to implement our supply chain optimization and footprint repositioning initiatives, which is approximately $0.05 of non-restructuring costs. Going forward, we will also be reporting and guiding to adjusted EPS excluding non-cash amortization in order to provide investors with a better understanding of our core operating results. For the full year, we expect core growth to range from -2% to +1%, adjusted EPS between $1.53 - $1.63, and for free cash flow to exceed adjusted net income. For the first quarter, we anticipate sales to be in the range of $467 - $477 million and adjusted EPS in the range of $0.26 - $0.28. Our guidance does not include the EPS accretion from any acquisitions we complete during fiscal 2016.”

Fourth Quarter Fiscal 2015 Segment Highlights

Process & Motion Control

Process & Motion Control ("PMC") net sales were $328 million in the fourth quarter of fiscal 2015. Core net sales, which excludes a 3% favorable impact of acquisitions and 5% unfavorable impact from foreign currency translation, decreased 4% year-over-year as modest growth in the majority of our end-markets was offset by weakening demand from general industrial markets and the expected decline in sales to our bulk material handling markets.

PMC income from operations for the fourth quarter was $61 million or 18.7% of net sales. Income from operations as a percentage of net sales decreased by 360 basis points as a result of the lower overall sales level, unfavorable mix and incremental investments in market growth initiatives.

PMC Adjusted EBITDA in the fourth quarter was $87 million and Adjusted EBITDA as a percentage of sales decreased 330 basis points year-over-year to 26.5%.

Water Management

Water Management net sales were $190 million in the fourth quarter of fiscal 2015. Core net sales, which excludes a 2% favorable impact of acquisitions and 6% unfavorable impact from foreign currency, decreased 6% year-over-year due to the unexpected delay of shipments for certain large water infrastructure projects and the weather-delayed seasonal ramp of new construction activity.

Water Management income from operations was $10 million for the fourth quarter. Operating margin declined 60 basis points year-over-year to 5.3% and reflected ongoing cost-reduction initiatives and RBS-driven improvements in operating efficiencies that were more than offset by a one-time $10 million reserve.

Water Management Adjusted EBITDA in the fourth quarter was $19 million and Adjusted EBITDA as a percentage of sales decreased 110 basis points year-over-year to 10.0%. Excluding the one-time reserve, margin expanded 410 basis points year-over-year to 15.2%.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods, and in the case of Adjusted EBITDA, is a measurement with which we must comply under our credit agreement. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. Effective April 1, 2015 Management has modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification will increase transparency to our stakeholders, as well as enhance comparability with our peer set.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call on Wednesday, May 20, 2015 at 5:00 p.m. Eastern Time to discuss its fiscal 2015 fourth quarter and full year results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 800-708-4540
International toll #: 847-619-6397
Access Code: 39598100
A live webcast of the call will also be available on the Investor Relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 7:30 p.m. Eastern Time, May 20, 2015 until 11:30 p.m. Eastern Time, June 3, 2015. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3959 8100#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2015 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Operations
(in Millions, except share and per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net sales	$518.5	$560.8	$2,050.2	$2,034.3
Cost of sales	329.0	353.4	1,304.0	1,280.9
Gross profit	189.5	207.4	746.2	753.4
Selling, general and administrative expenses	109.0	110.1	415.1	419.1
Restructuring and other similar charges	5.8	3.6	12.9	8.4
Actuarial loss on pension and postretirement benefit obligations	28.0	2.7	59.4	2.7
Amortization of intangible assets	14.3	13.0	55.1	50.8
Income from operations	32.4	78.0	203.7	272.4
Non-operating expense:
Interest expense, net	(21.5)	(22.7)	(87.9)	(109.1)
Loss on the extinguishment of debt	—	—	—	(133.2)
Other income (expense), net	1.8	(4.8)	(7.2)	(15.1)
Income from continuing operations before income taxes	12.7	50.5	108.6	15.0
(Benefit) provision for income taxes	(23.0)	10.9	16.8	(10.0)
Net income from continuing operations	35.7	39.6	91.8	25.0
(Loss) income from discontinued operations, net of tax	(3.2)	0.3	(8.0)	4.6
Net income	$32.5	$39.9	$83.8	$29.6
Non-controlling interest (loss)	(0.2)	(0.1)	—	(0.6)
Net income attributable to Rexnord	$32.3	$40.0	$83.8	$30.2

Net income per share from continuing operations:
Basic	$0.35	$0.40	$0.90	$0.25
Diluted	$0.34	$0.38	$0.88	$0.25
Net (loss) income per share from discontinued operations:
Basic	$(0.03)	$—	$(0.08)	$0.05
Diluted	$(0.03)	$—	$(0.08)	$0.05
Net income per share attributable to Rexnord:
Basic	$0.32	$0.40	$0.82	$0.31
Diluted	$0.31	$0.39	$0.80	$0.30

Weighted-average number of shares outstanding (in thousands):
Basic	101,739	99,834	101,530	98,105
Effect of dilutive stock options	3,069	3,407	3,197	3,213
Diluted	104,808	103,241	104,727	101,318

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter and Fiscal Year
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net income	$32.5	$39.9	$83.8	$29.6
Interest expense, net	21.5	22.7	87.9	109.1
Income tax (benefit) provision	(23.0)	10.9	16.8	(10.0)
Depreciation and amortization	28.7	27.5	112.2	106.9
EBITDA	$59.7	$101.0	$300.7	$235.6

Adjustments to EBITDA
Loss (income) from discontinued operations, net of tax	3.2	(0.3)	8.0	(4.6)
Restructuring and other similar costs	5.8	3.6	12.9	8.4
Loss on extinguishment of debt	—	—	—	133.2
Impact of inventory fair value adjustment	1.1	1.3	3.2	1.7
Stock-based compensation expense	1.6	1.7	6.4	7.0
LIFO (income) expense	(1.9)	4.3	(1.7)	5.6
Actuarial loss on pension and postretirement benefit obligation	28.0	2.7	59.4	2.7
Other (income) expense, net (1)	(1.8)	4.8	7.2	15.1
Subtotal of adjustments to EBITDA	36.0	18.1	95.4	169.1
Adjusted EBITDA	$95.7	$119.1	$396.1	$404.7

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted Net Income and Earnings Per Share	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net income from continuing operations	$35.7	$39.6	$91.8	$25.0
Restructuring and other similar costs	5.8	3.6	12.9	8.4
Loss on extinguishment of debt	—	—	—	133.2
Impact of inventory fair value adjustment	1.1	1.3	3.2	1.7
Stock-based compensation expense	1.6	1.7	6.4	7.0
LIFO (income) expense	(1.9)	4.3	(1.7)	5.6
Actuarial loss on pension and postretirement benefit obligation	28.0	2.7	59.4	2.7
Other (income) expense, net (1)	(1.8)	4.8	7.2	15.1
Tax effect on above items	(11.6)	(6.4)	(30.4)	(63.1)
Tax restructuring (2)	—	—	10.1	—
Adjusted net income	$56.9	$51.6	$158.9	$135.6

Weighted-average number of shares outstanding (in thousands)
Basic	101,739	99,834	101,530	98,105
Effect of dilutive stock options	3,069	3,407	3,197	3,213
Diluted	104,808	103,241	104,727	101,318

Adjusted earnings per share - diluted	$0.54	$0.50	$1.52	$1.34
Net income per share - diluted (in accordance with GAAP)	$0.34	$0.38	$0.88	$0.25

(1)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment, costs attributable to the now-concluded review of strategic alternatives initiated by our Board of Directors and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended March 31, 2015 for further information.

(2)	Fiscal 2015 includes a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

	Fourth Quarter Ended
	March 31, 2015		March 31, 2014
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$61.4	$10.1	$78.2	$12.4
Operating margin	18.7%	5.3%	22.4%	5.9%

Depreciation and amortization	19.1	9.6	18.4	9.1
Restructuring and other similar charges	5.4	0.4	2.1	1.5
Stock-based compensation expense	0.3	0.3	0.6	—
LIFO (income) expense	(0.5)	(1.4)	3.8	0.5
Impact of inventory fair vale adjustment	1.1	—	1.3	—
Adjusted EBITDA	$86.8	$19.0	$104.4	$23.5
Adjusted EBITDA margin	26.5%	10.0%	29.8%	11.1%

	Fiscal Year Ended
	March 31, 2015	March 31, 2014
Cash provided by operating activities	$245.9	$190.8
Expenditures for property, plant and equipment	(48.8)	(52.2)
Excess tax benefit on exercise of stock options	5.8	5.8
Free cash flow	$202.9	$144.4

	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	June 30, 2015	March 31, 2016
Net income per diluted share (1)	$0.18 to $0.20	$1.21 to $1.31
Amortization of intangible assets	0.13	0.53
Tax impact on adjustments	(0.05)	(0.21)
Adjusted net income per diluted share	$0.26 to $0.28	$1.53 to $1.63

(1)
Effective April 1, 2015, Management has modified this GAAP metric to exclude amortization (net of tax). We believe this modification will increase transparency to our stakeholders, as well as enhance comparability with our peer set.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income
(in Millions)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net income	$32.3	$40.0	$83.8	$30.2
Other comprehensive income (loss):
Foreign currency translation adjustments	(37.9)	1.8	(84.3)	7.1
Unrealized loss on interest rate derivatives, net of tax	(5.3)	(1.7)	(10.9)	(1.7)
Change in pension and other postretirement defined benefit plans, net of tax	(5.1)	10.3	(11.2)	9.5
Other comprehensive income (loss), net of tax	(48.3)	10.4	(106.4)	14.9
Non-controlling interest loss	0.2	(0.1)	—	(0.6)
Total comprehensive (loss) income	$(15.8)	$50.3	$(22.6)	$44.5

Rexnord Corporation and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts)

	March 31, 2015	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$370.3	$339.0
Receivables, net	336.0	368.3
Inventories, net	367.7	359.7
Assets held for sale	2.6	17.8
Other current assets	49.7	53.8
Total current assets	1,126.3	1,138.6
Property, plant and equipment, net	417.6	423.1
Intangible assets, net	587.7	592.6
Goodwill	1,202.3	1,150.7
Insurance for asbestos claims	35.0	36.0
Other assets	43.6	42.5
Total assets	$3,412.5	$3,383.5
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$24.3	$29.0
Trade payables	234.1	241.1
Compensation and benefits	53.9	61.4
Current portion of pension and postretirement benefit obligations	5.0	5.8
Other current liabilities	127.3	112.2
Total current liabilities	444.6	449.5

Long-term debt	1,926.2	1,943.0
Pension and postretirement benefit obligations	203.0	147.7
Deferred income taxes	184.4	207.1
Reserve for asbestos claims	35.0	36.0
Other liabilities	66.6	38.1
Total liabilities	2,859.8	2,821.4

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 102,681,964 at March 31, 2015 and 102,055,058 at March 31, 2014	1.0	1.0
Additional paid-in capital	885.9	872.7
Retained deficit	(197.5)	(281.3)
Accumulated other comprehensive loss	(130.2)	(23.8)
Treasury stock at cost; 900,904 shares at March 31, 2015 and March 31, 2014	(6.3)	(6.3)
Total Rexnord stockholders' equity	552.9	562.3
Non-controlling interest	(0.2)	(0.2)
Total stockholders' equity	552.7	562.1
Total liabilities and stockholders' equity	$3,412.5	$3,383.5

Rexnord Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions)

	Fiscal Year Ended
	March 31, 2015	March 31, 2014
Operating activities
Net income	$83.8	$29.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	57.1	56.1
Amortization of intangible assets	55.1	50.8
Amortization of deferred financing costs	2.1	2.6
Loss on dispositions of property, plant and equipment	3.0	2.3
Deferred income taxes	(36.9)	(27.6)
Non-cash charge for disposal of discontinued operations	9.7	—
Actuarial loss on pension and post retirement benefit obligations	59.4	2.7
Other non-cash (credits)	(9.8)	(0.1)
Loss on extinguishment of debt	—	133.2
Stock-based compensation expense	6.4	7.0
Changes in operating assets and liabilities:
Receivables	6.1	(11.3)
Inventories	(15.2)	(11.3)
Other assets	0.1	(6.8)
Accounts payable	3.7	26.0
Accruals and other	21.3	(62.4)
Cash provided by operating activities	245.9	190.8

Investing activities
Expenditures for property, plant and equipment	(48.8)	(52.2)
Acquisitions, net of cash acquired	(138.2)	(112.0)
Proceeds from dispositions of property, plant and equipment	0.5	0.4
Proceeds from divestiture, net of cash	9.2	—
Cash used for investing activities	(177.3)	(163.8)

Financing activities
Proceeds from borrowings of long-term debt	0.1	1,935.1
Repayments of long-term debt	(19.8)	(1,948.4)
Proceeds from borrowings of short-term debt	11.5	13.5
Repayments of short-term debt	(16.1)	(165.6)
Payment of deferred financing fees	—	(17.1)
Payment of tender premium	—	(109.9)
Proceeds from issuance of common stock, net of direct offering costs	—	73.8
Proceeds from exercise of stock options	1.1	2.1
Third party investment in non-controlling interest	—	0.4
Excess tax benefit on exercise of stock options	5.8	5.8
Cash (used for) financing activities	(17.4)	(210.3)
Effect of exchange rate changes on cash and cash equivalents	(19.9)	(1.8)
Increase (decrease) in cash and cash equivalents	31.3	(185.1)
Cash and cash equivalents at beginning of period	339.0	524.1
Cash and cash equivalents at end of period	$370.3	$339.0

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2015
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$298.4	$304.8	$298.9	$328.1	$1,230.2
Water Management	205.2	226.2	198.2	190.4	820.0
Consolidated	$503.6	$531.0	$497.1	$518.5	$2,050.2
Sales growth
Core growth	(1)%	3%	3%	(5)%	—%
Currency translation	—%	—%	(3)%	(5)%	(2)%
Acquisition/divestiture	3%	3%	4%	2%	3%
Reported growth	2%	6%	4%	(8)%	1%
Income (loss) from operations
Process & Motion Control	$47.6	$56.8	$53.8	$61.4	$219.6
Water Management	18.5	29.6	20.8	10.1	79.0
Corporate	(9.2)	(7.7)	(38.9)	(39.1)	(94.9)
Consolidated	$56.9	$78.7	$35.7	$32.4	$203.7

Interest expense, net	$(22.5)	$(22.0)	$(21.9)	$(21.5)	$(87.9)
Other expense (income), net	(1.3)	(2.3)	(5.4)	1.8	(7.2)
Income from continuing operations before income taxes	33.1	54.4	8.4	12.7	108.6
Tax (provision) benefit	(21.5)	(16.6)	(1.7)	23.0	(16.8)
Net income from continued operations	11.6	37.8	6.7	35.7	91.8
Income (loss) from discontinued operations	0.4	(0.7)	(4.5)	(3.2)	(8.0)
Net income	12.0	37.1	2.2	32.5	83.8
Non-controlling interest (loss) income	(0.1)	(0.1)	—	0.2	—
Net income from continuing operations attributable to Rexnord	$12.1	$37.2	$2.2	$32.3	$83.8

Adjusted net income	$27.1	$41.7	$33.2	$56.9	$158.9
Adjusted earnings per share (historical) (1)	$0.26	$0.40	$0.32	$0.54	$1.52

Adjusted net income as modified (1)
Adjusted net income from continuing operations	$27.1	$41.7	$33.2	$56.9	$158.9
Amortization of intangible assets	13.5	13.7	13.6	14.3	55.1
LIFO (expense) income	(0.2)	0.2	(0.2)	1.9	1.7
Stock-based compensation expense	(1.6)	(1.1)	(2.1)	(1.6)	(6.4)
Tax impact on adjustments	(4.4)	(4.9)	(4.3)	(5.5)	(19.1)
Adjusted net income as modified	$34.4	$49.6	$40.2	$66.0	$190.2
Adjusted earnings per share as modified (1)	$0.33	$0.47	$0.38	$0.63	$1.81

Depreciation & amortization of intangible assets
Process & Motion Control	$18.6	$18.3	$18.1	$19.1	$74.1
Water Management	9.6	9.5	9.4	9.6	38.1
Total	$28.2	$27.8	$27.5	$28.7	$112.2
Adjusted EBITDA
Process & Motion Control	$69.7	$77.3	$73.2	$86.8	$307.0
Water Management	30.2	39.4	32.4	19.0	121.0
Corporate	(8.2)	(7.2)	(6.4)	(10.1)	(31.9)
Total	$91.7	$109.5	$99.2	$95.7	$396.1
Adjusted EBITDA %
Process & Motion Control	23.4%	25.4%	24.5%	26.5%	25.0%
Water Management	14.7%	17.4%	16.3%	10.0%	14.8%
Total	18.2%	20.6%	20.0%	18.5%	19.3%

(1)
Effective April 1, 2015, Management has modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification will increase transparency to our stakeholders, as well as enhance comparability with our peer set.

	Fiscal 2014
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$299.9	$298.7	$289.8	$349.8	$1,238.2
Water Management	194.1	202.7	188.3	211.0	796.1
Consolidated	$494.0	$501.4	$478.1	$560.8	$2,034.3
Sales growth
Core growth	3%	3%	4%	4%	3%
Currency translation	—%	—%	—%	(1)%	—%
Acquisition/divestiture	—%	—%	—%	2%	1%
Reported growth	3%	3%	4%	5%	4%
Income (loss) from operations
Process & Motion Control	$48.1	$57.7	$53.7	$78.2	$237.7
Water Management	18.7	21.8	19.3	12.4	72.2
Corporate	(9.0)	(8.6)	(7.3)	(12.6)	(37.5)
Consolidated	$57.8	$70.9	$65.7	$78.0	$272.4

Interest expense, net	$(35.0)	$(29.2)	$(22.2)	$(22.7)	$(109.1)
Loss on debt extinguishment	(4.0)	(129.2)	—	—	(133.2)
Other (expense) income, net	(6.2)	0.1	(4.2)	(4.8)	(15.1)
Income from continuing operations before income taxes	12.6	(87.4)	39.3	50.5	15.0
Tax (provision) benefit	(1.0)	33.8	(11.9)	(10.9)	10.0
Net income (loss) from continued operations	11.6	(53.6)	27.4	39.6	25.0
Income from discontinued operations, net of tax	2.0	1.1	1.2	0.3	4.6
Net income	13.6	(52.5)	28.6	39.9	29.6
Non-controlling interest (loss)	(0.2)	(0.2)	(0.1)	(0.1)	(0.6)
Net income (loss) from continuing operations attributable to Rexnord	$13.8	$(52.3)	$28.7	$40.0	$30.2

Adjusted net income	$22.1	$29.6	$32.7	$51.6	$136.0
Adjusted earnings per share (historical) (1)	$0.22	$0.29	$0.33	$0.50	$1.34

Adjusted net income as modified (1)
Adjusted net income from continuing operations	$22.1	$29.6	$32.7	$51.6	$136.0
Amortization of intangible assets	12.5	12.6	12.7	13.0	50.8
LIFO (expense) income	(1.0)	(0.5)	0.2	(4.3)	(5.6)
Stock-based compensation expense	(1.5)	(2.0)	(1.8)	(1.7)	(7.0)
Tax impact on adjustments	(3.8)	(3.9)	(4.2)	(2.7)	(14.6)
Adjusted net income as modified	$28.3	$35.8	$39.6	$55.9	$159.6
Adjusted earnings per share as modified (1)	$0.28	$0.36	$0.39	$0.54	$1.57

Depreciation & amortization of intangible assets
Process & Motion Control	$17.9	$16.5	$16.9	$18.4	$69.7
Water Management	9.2	9.5	9.4	9.1	37.2
Total	$27.1	$26.0	$26.3	$27.5	$106.9
Adjusted EBITDA
Process & Motion Control	$67.2	$75.5	$74.0	$104.4	$321.1
Water Management	29.5	32.1	28.2	23.5	113.3
Corporate	(7.5)	(7.0)	(6.4)	(8.8)	(29.7)
Total	$89.2	$100.6	$95.8	$119.1	$404.7
Adjusted EBITDA %
Process & Motion Control	22.4%	25.3%	25.5%	29.8%	25.9%
Water Management	15.2%	15.8%	15.0%	11.1%	14.2%
Total	18.1%	20.1%	20.0%	21.2%	19.9%

(1)
Effective April 1, 2015, Management has modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification will increase transparency to our stakeholders, as well as enhance comparability with our peer set.